Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Rapid7, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-205716, 333-207395, 333-210082 and 333-216566) on Form S-8 and the registration statement (No. 333-218189) on Form S-3 of Rapid7, Inc. of our report dated March 8, 2018, with respect to the consolidated balance sheets of Rapid7, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”) which report appears in the December 31, 2017 annual report on Form 10-K of Rapid7, Inc.
/s/ KPMG LLP
Boston, Massachusetts
March 8, 2018